Exhibit 99.1

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021

CHARLOTTE, N.C. – April 22, 2021 - Nucor Corporation (NYSE: NUE) today announced record quarterly consolidated net earnings of $942.4 million, or $3.10 per diluted share, for the first quarter of 2021. By comparison, Nucor reported consolidated net earnings of $398.8 million, or $1.30 per diluted share, for the fourth quarter of 2020 and $20.3 million, or $0.07 per diluted share, for the first quarter of 2020.

“The first quarter of 2021 was the most profitable quarter in our Company’s history. We are clearly reaping the rewards from our prior investments and the more strategic approaches we are taking to our key end-use markets,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “It is gratifying to see such strong performance across all of Nucor.”

Mr. Topalian continued, “We expect earnings for the second quarter of 2021 to exceed our first quarter results, setting a new record for quarterly earnings.  Most of the end-use markets we serve remain strong and inventories remain lean across supply chains. We believe the current favorable demand environment will continue through the rest of 2021. I want to thank our customers for allowing us the opportunity to earn your business and the more than 26,000 Nucor teammates whose dedication makes extraordinary results like these possible.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2021 and 2020 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	April 3, 2021	April 4, 2020
Steel mills	$1,314,974	$156,506
Steel products	211,812	162,559
Raw materials	223,235	(7,911)
Corporate/eliminations	(451,775)	(164,857)
	$1,298,246	$146,297

Financial Review

Nucor’s consolidated net sales increased 33% to $7.02 billion in the first quarter of 2021 compared with $5.26 billion in the fourth quarter of 2020 and increased 25% compared with $5.62 billion in the first quarter of 2020. Average sales price per ton in the first quarter of 2021 increased 21% compared with the fourth quarter of 2020 and increased 25% compared with the first quarter of 2020. A total of 7,176,000 tons were shipped to outside customers in the first quarter of 2021, an 11% increase from the fourth quarter of 2020 and a slight decrease from the first quarter of 2020. Total steel mill shipments in the first quarter of 2021 increased 13% as compared to the fourth quarter of 2020 and increased 1% as compared to the first quarter of 2020. Steel mill shipments to internal customers represented 21% of total steel mill shipments in the first quarter of 2021, compared with 19% in the fourth quarter of 2020 and 20% in the first quarter of 2020. Downstream steel

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

product shipments to outside customers in the first quarter of 2021 increased 4% from the fourth quarter of 2020 and decreased 4% from the first quarter of 2020.

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2021 was $405, a 33% increase compared to $305 in the fourth quarter of 2020 and a 38% increase compared to $293 in the first quarter of 2020.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $19 million, or $0.05 per diluted share, in the first quarter of 2021, compared with approximately $28 million, or $0.07 per diluted share, in the fourth quarter of 2020 and approximately $29 million, or $0.07 per diluted share, in the first quarter of 2020.

Overall operating rates at the Company’s steel mills increased to 95% in the first quarter of 2021 as compared to 87% in the fourth quarter of 2020 and 89% in the first quarter of 2020.

Included in the Company’s fourth quarter of 2020 earnings were the following: non-cash impairment charges of $130.2 million, or $0.33 per diluted share; net benefits of $48.2 million, or $0.16 per diluted share, and $39.7 million, or $0.13 per diluted share, related to certain tax items; and a net benefit of $17.9 million, or $0.05 per diluted share, resulting from the transaction that concluded Nucor’s investment in Duferdofin Nucor S.r.l. Included in the first quarter of 2020 results were losses on assets of $287.8 million, or $0.92 per diluted share, related to our previously held equity method investment in Duferdofin Nucor S.r.l.

Financial Strength

At the end of the first quarter of 2021, we had $2.98 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.50 billion revolving credit facility remains undrawn and does not expire until April 2023.  Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Commitment to Returning Capital to Stockholders

During the first quarter of 2021, Nucor repurchased approximately 5.4 million shares of its common stock at an average price of $56.11 per share. As of April 3, 2021, Nucor had approximately 299,242,000 shares outstanding and approximately $857.5 million remaining for repurchases under its existing authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

On February 23, 2021, Nucor’s board of directors declared a cash dividend of $0.405 per share. This cash dividend is payable on May 11, 2021 to stockholders of record as of March 31, 2021 and is Nucor’s 192nd consecutive quarterly cash dividend.

First Quarter of 2021 Analysis

All three Nucor segments generated strong results in the first quarter of 2021, resulting in the highest quarterly earnings in Nucor history. The steel mills segment benefitted from strong demand and higher average selling prices. Our sheet, bar, plate and structural mills had increased profitability in the first quarter of 2021 as compared to the fourth quarter of 2020, with the largest increase by our sheet mills. The steel products segment had another strong quarter as profitability increased from fourth quarter of 2020. The raw materials segment profitability increased dramatically compared to the fourth quarter of 2020 due to increased selling prices for raw materials.

Second Quarter of 2021 Outlook
We expect earnings in the second quarter of 2021 to be the highest quarterly earnings in Nucor history, surpassing the record set in the first quarter of 2021. The primary drivers for the expected increase in earnings in the second quarter of 2021 as compared to the first quarter of 2021 are improved pricing and margins in the steel mills segment. The segment’s largest increases in performance are expected at our sheet and plate mills. The steel products segment is expected to have another strong quarter in the second quarter of 2021 that will be comparable to the first quarter of 2021. The profitability of the raw materials segment is expected to decrease in the second quarter of 2021 as compared to the first quarter of 2021 due to rising raw materials input costs.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s first quarter results on April 22, 2021 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

Forward-Looking Statements

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "anticipate," "believe," "expect," "project," "may," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company's best judgment based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in "Item 1A. Risk Factors" of Nucor's Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended
	April 3, 2021	April 4, 2020	Percent Change
Steel mills total shipments:
Sheet	2,927	2,874	2%
Bars	2,319	2,242	3%
Structural	623	684	-9%
Plate	596	610	-2%
Other	79	88	-10%
	6,544	6,498	1%

Sales tons to outside customers:
Steel mills	5,190	5,182	-
Joist	172	131	31%
Deck	135	125	8%
Cold finished	132	126	5%
Rebar fabrication products	282	311	-9%
Piling	136	180	-24%
Tubular products	250	287	-13%
Other steel products	100	99	1%
Raw materials	779	746	4%
	7,176	7,187	-

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 3, 2021	April 4, 2020
Net sales	$7,017,140	$5,624,337
Costs, expenses and other:
Cost of products sold	5,394,703	4,995,069
Marketing, administrative and other expenses	291,124	153,392
Equity in (earnings) losses of unconsolidated affiliates	(13,239)	823
Losses on assets	6,662	287,846
Interest expense, net	39,644	40,910
	5,718,894	5,478,040
Earnings before income taxes and noncontrolling interests	1,298,246	146,297
Provision for income taxes	310,732	91,918
Net earnings	987,514	54,379
Earnings attributable to noncontrolling interests	45,082	34,048
Net earnings attributable to Nucor stockholders	$942,432	$20,331
Net earnings per share:
Basic	$3.10	$0.07
Diluted	$3.10	$0.07
Average shares outstanding:
Basic	301,846	302,909
Diluted	302,518	302,932

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 3, 2021	Dec. 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,460,723	$2,639,671
Short-term investments	402,595	408,004
Accounts receivable, net	2,828,964	2,298,850
Inventories, net	4,360,122	3,569,089
Other current assets	356,727	573,048
Total current assets	10,409,131	9,488,662
Property, plant and equipment, net	7,031,688	6,899,110
Restricted cash and cash equivalents	115,266	115,258
Goodwill	2,235,183	2,229,672
Other intangible assets, net	647,479	668,021
Other assets	733,661	724,671
Total assets	$21,172,408	$20,125,394
LIABILITIES
Current liabilities:
Short-term debt	$56,299	$57,906
Current portion of long-term debt and finance lease obligations	10,644	10,885
Accounts payable	1,662,832	1,432,159
Salaries, wages and related accruals	527,412	462,727
Accrued expenses and other current liabilities	713,259	664,183
Total current liabilities	2,970,446	2,627,860
Long-term debt and finance lease obligations due after one year	5,273,036	5,271,789
Deferred credits and other liabilities	1,067,203	993,884
Total liabilities	9,310,685	8,893,533
EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,160,909	2,121,288
Retained earnings	12,163,626	11,343,852
Accumulated other comprehensive loss, net of income taxes	(103,560)	(118,861)
Treasury stock	(2,925,796)	(2,709,675)
Total Nucor stockholders' equity	11,447,240	10,788,665
Noncontrolling interests	414,483	443,196
Total equity	11,861,723	11,231,861
Total liabilities and equity	$21,172,408	$20,125,394

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Record Quarterly Earnings for the First Quarter of 2021 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended
	April 3, 2021	April 4, 2020
Operating activities:
Net earnings	$987,514	$54,379
Adjustments:
Depreciation	179,820	175,767
Amortization	21,130	21,508
Stock-based compensation	19,859	10,017
Deferred income taxes	62,705	15,557
Distributions from affiliates	180	2,000
Equity in losses (earnings) of unconsolidated affiliates	(13,239)	823
Losses on assets	6,662	287,846
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(524,570)	(124,036)
Inventories	(795,940)	(41,993)
Accounts payable	225,333	(28,033)
Federal income taxes	200,888	55,987
Salaries, wages and related accruals	69,780	(216,736)
Other operating activities	90,289	(11,880)
Cash provided by operating activities	530,411	201,206
Investing activities:
Capital expenditures	(313,510)	(416,557)
Investment in and advances to affiliates	(118)	(3,152)
Divestiture of affiliates	-	-
Disposition of plant and equipment	5,735	10,256
Acquisitions (net of cash acquired)	300	-
Purchase of investments	(214,427)	(24,746)
Proceeds from the sale of investments	219,777	178,787
Other investing activities	249	535
Cash used in investing activities	(301,994)	(254,877)
Financing activities:
Net change in short-term debt	(1,607)	(9,183)
Proceeds from long-term debt, net of discount	-	32,000
Proceeds from issuance of common stock	107,524	-
Repayment of long-term debt	-	(47,000)
Payment of tax withholdings on certain stock-based compensation	(14,521)	(209)
Distributions to noncontrolling interests	(73,795)	(39,493)
Cash dividends	(123,901)	(122,940)
Acquisition of treasury stock	(301,859)	(39,499)
Other financing activities	(2,505)	(2,290)
Cash used in financing activities	(410,664)	(228,614)
Effect of exchange rate changes on cash	3,307	(7,163)
Decrease in cash and cash equivalents and restricted cash and cash equivalents	(178,940)	(289,448)
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	2,754,929	1,534,605
Cash and cash equivalents and restricted cash and cash equivalents - end of three months	$2,575,989	$1,245,157
Non-cash investing activity:
Change in accrued plant and equipment purchases	$4,461	$17,756

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com